Exhibit 99.2
FOR IMMEDIATE RELEASE
JANUARY 20, 2010

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX ENERGY COMPLETES BLACKSTONE / GSO TRANSACTION;
APPOINTS DWIGHT SCOTT TO BOARD OF DIRECTORS
DALLAS, January 20, 2010 – The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), today announced the close of its previously announced sale of approximately $125 million of Series A Convertible Preferred Units to Blackstone / GSO Capital Solutions funds. Consistent with the terms of the transaction, D. Dwight Scott, a Senior Managing Director of GSO Capital Partners LP and head of GSO’s Houston office has joined the Board of Directors of Crosstex Energy, GP, LLC.
“We are pleased that the transaction has been completed,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We welcome Dwight Scott to the Board and are confident that Crosstex will benefit from his strong finance and energy expertise as we pursue our strategic plan to deliver value to our unitholders and our shareholders.”
Mr. Scott focuses on investments in the energy and power markets and is a member of GSO’s Investment Committee. Before joining GSO Capital, Mr. Scott was an Executive Vice President and Chief Financial Officer of El Paso Corporation. Prior to joining El Paso, Mr. Scott served as a managing director in the energy investment banking practice of Donaldson, Lufkin & Jenrette.
Mr. Scott earned a BA from the University of North Carolina at Chapel Hill and MBA from The University of Texas at Austin. He is currently a Director of Cheniere Energy, Inc., Crestwood Midstream Partners, MCV Investors, Inc., SandRidge Energy, Inc. and United Engines Holding Company, LLC. Mr. Scott is a member of the Board of Trustees of KIPP, Inc. and the River Oaks Baptist School.
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Crosstex Energy Completes Blackstone/GSO Transaction; Appoints Dwight Scott to Board of Directors Page 2 of 2
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,400 miles of pipeline, 10 processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 33 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
About The Blackstone Group and GSO Capital Partners
Blackstone is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. The firm does this through the commitment of its extraordinary people and flexible capital. GSO Capital Partners LP, with approximately $24 billion of assets under management, is one of the largest credit-oriented alternative asset managers in the world and a major participant in the leveraged finance marketplace. GSO seeks to generate superior risk-adjusted returns in its credit business by investing in a broad array of public and private instruments across multiple investment strategies. Key areas of focus include mezzanine, credit hedge funds, leveraged loans and other special situation strategies. Blackstone’s other alternative asset management businesses include the management of private equity funds, real estate funds, funds of hedge funds, and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.blackstone.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s strategic plan. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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